Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 10 DATED NOVEMBER 14, 2016
TO THE PROSPECTUS DATED APRIL 28, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2016 and filed with the SEC on September 27, 2016, as supplemented by supplement no. 8 dated September 27, 2016 and supplement no. 9 dated October 11, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	updated risks related to an investment in us;

•	information regarding cash distributions and stock dividends;

•	information regarding our indebtedness;

•	information regarding our share redemption program;

•	an amendment to the advisory agreement;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our quarterly report on Form 10-Q for the period ended September 30, 2016; and

•	our unaudited financial statements and the notes thereto as of and for the period ended September 30, 2016.
Status of the Offering
We are offering up to a maximum of $1,500,000,000 in shares of our common stock in this primary initial public offering, consisting of two classes of shares: Class A shares at a price of $10.39 per share and Class T shares at a price of $10.00 per share. Both classes of shares have discounts available to certain categories of purchasers. The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary initial public offering. We are also offering up to a maximum of $800,000,000 in shares of our common stock pursuant to our distribution reinvestment plan: Class A shares at a price of $9.88 per share and Class T shares at a price of $9.50 per share. We are offering to sell any combination of Class A and Class T shares in our primary offering and our distribution reinvestment plan offering. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering, and to reallocate shares among classes of common stock, if we elect to offer additional classes in the future.
As of November 10, 2016, we had sold 123,721 and 34,983 shares of Class A and Class T common stock in this initial public offering, respectively, for gross offering proceeds of $1.6 million. Included in these amounts are 97,003 and 208 shares of Class A and Class T common stock sold pursuant to our distribution reinvestment plan, respectively, for aggregate gross offering proceeds of $1.0 million. As of November 10, 2016, there were $2,298,422,386 of shares of common stock available for sale in this initial public offering, including $799,039,637 of shares under our distribution reinvestment plan.

Risk Factors
The following risk factors supplement the risk factors appearing in the prospectus.
Regulatory developments related to how we report our estimated value per share under recently effective FINRA and NASD Conduct Rules and changes to the definition of “fiduciary” under ERISA and the Internal Revenue Code, may significantly affect our ability to raise substantial additional funds in this offering.
In April 2016, final regulations went into effect that require FINRA members and their associated persons that participate in this offering to disclose a per share estimated value of our shares developed in a manner reasonably designed to ensure that the per share estimated value is reliable.  As a result, we report the net investment amount of our shares as our estimated value per share, which net investment amount is based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table and is effectively the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table.  Also in April 2016, the Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA and Section 4975 of the Internal Revenue Code. The final regulation broadens the definition of fiduciary and is accompanied by new and revised prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (including IRAs). The final regulation and the related exemptions will become applicable for investment transactions on and after April 10, 2017, but generally should not apply to purchases of our shares before that date. These regulatory developments may significantly affect our ability to raise substantial additional funds in this offering.
We have paid distributions from advances from our advisor and debt financing. In the future we may continue to pay distributions from financings, including an advance from our advisor, and we may not pay distributions solely from our cash flow from operations. To the extent we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments, and we therefore expect that portions of distributions made during our first few years of operations will be considered a return of capital. During our offering stage, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations, in which case distributions may be paid in whole or in part from debt financing, including advances from our advisor. Our distributions paid through September 30, 2016 have been paid from advances from our advisor and debt financing and we expect that in the future we may not pay distributions solely from our cash flow from operations.
We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operations in future periods. To the extent that we pay distributions from sources other than our cash flow from operations, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operations.
For the period from January 27, 2015 through December 31, 2015, we paid aggregate distributions of $107,216, including $53,386 of distributions paid in cash and $53,830 of distributions reinvested through our distribution reinvestment plan. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with an advance from our advisor. For the period from January 27, 2015 through December 31, 2015, our cash flow from operating activities to distributions paid coverage ratio was 0%. For the nine months ended September 30, 2016, we paid aggregate distributions of $2.3 million, including $1.1 million of distributions paid in cash and $1.2 million of distributions reinvested through our distribution reinvestment plan. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $1.2 million of advances from our advisor and $1.1 million of debt financing. For the nine months ended September 30, 2016, our cash flow from operating activities to distributions paid coverage ratio was 0%.

Information Regarding Cash Distributions and Stock Dividends
On October 3, 2016, we paid cash distributions of $358,492 and $530, which related to Class A and Class T cash distributions, respectively, declared for daily record dates for each day in the period from September 1, 2016 through September 30, 2016. On November 1, 2016, we paid cash distributions of $372,027 and $842, which related to Class A and Class T cash distributions, respectively, declared for daily record dates for each day in the period from October 1, 2016 through October 31, 2016.
On November 9, 2016, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from December 1, 2016 through December 31, 2016, which we expect to pay in January 2017, and the period from January 1, 2017 through January 31, 2017, which we expect to pay in February 2017. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00136986 per share per day, reduced by (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date.
On October 4, 2016, we issued 7,175 shares of Class A common stock and 13 shares of Class T common stock in connection with stock dividends declared for each share of common stock outstanding on September 30, 2016. On November 2, 2016, we issued 7,449 shares of Class A common stock and 26 shares of Class T common stock in connection with Class A and Class T stock dividends declared for each share of common stock outstanding on October 31, 2016.
On November 9, 2016, our board of directors declared stock dividends of 0.00084932 shares and 0.00083333 shares of common stock on each outstanding share of common stock to all stockholders of record as of the close of business on December 31, 2016 and January 31, 2017, respectively, which we expect to issue in January 2017 and February 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.
For more information regarding distributions, see “Risk Factors” above and “Management's Discussion and Analysis of Financial Condition and Results of Operations —Distributions” below.
Indebtedness
As of September 30, 2016, we had $52.3 million of mortgage debt outstanding. Our mortgage debt consisted of $11.3 million under the Von Karman Tech Center Mortgage Loan and $41.0 million under the Commonwealth Building Mortgage Loan. The Von Karman Tech Center Mortgage Loan matures on September 1, 2020. The Commonwealth Building Mortgage Loan matures on July 1, 2021, with two one-year extension options, subject to certain terms and conditions contained in the loan documents. As of September 30, 2016, our aggregate borrowings were approximately 46% of our net assets before deducting depreciation or other non-cash reserves.
Share Redemption Program
Our share redemption program contains numerous restrictions on your ability to redeem your shares. Among other restrictions, during each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year, provided that we may increase or decrease the funding available for the redemption of shares upon 10 business days’ notice. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program.
During the nine months ended September 30, 2016, we did not redeem any shares pursuant to our share redemption program because no shares were submitted for redemption. Based on the redemption limitations described above, as of September 30, 2016, there is $53,830 available for eligible redemptions for the remainder of 2016.
Our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares upon 10 business days’ notice. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders. Upon a transfer of shares any pending redemption requests with respect to such transferred shares will be canceled as of the date the transfer is accepted by us.  Stockholders wishing to continue to have a redemption request related to any transferred shares considered by us must resubmit their redemption request.

Amendment to the Advisory Agreement
On November 9, 2016, we entered amendment no. 2 to the advisory agreement with our advisor. Amendment no. 2 provides that the subordinated performance fee due in certain circumstances upon termination of our advisor will not be paid to our advisor until investors have actually received distributions in an aggregate amount equal to the sum of their gross investment amount plus a 6.0% per year cumulative, noncompounded return.  Previously the fee was payable out of sales proceeds if hypothetical liquidation proceeds (as defined in the advisory agreement) plus distributions paid through the termination date would equal a return of investors’ gross investment amount plus a 6.0% per year cumulative, noncompounded return.  In addition, amendment no. 2 restricts our ability to pay a fee based on the performance of the portfolio to a new advisor until our advisor has received full payment of the subordinated performance fee due upon termination.  In all other respects the terms of the advisory agreement as currently in effect remain unchanged.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto as of and for the period ended September 30, 2016, included in this supplement, as well as our consolidated financial statements as of and for the period ended December 31, 2015 and the related notes thereto, all included in supplement no. 8 to the prospectus and the “Plan of Operation” included in the prospectus.
This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated, see “Risk Factors” in this supplement, supplement no. 8 to the prospectus, and in the prospectus.
Overview
We were formed on January 12, 2015 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2015 and we intend to continue to operate in such a manner. Substantially all of our business is conducted through our Operating Partnership, of which we are the sole general partner. Subject to certain restrictions and limitations, our business is externally managed by our advisor pursuant to an advisory agreement. Our external advisor, KBS Capital Advisors LLC, manages our operations and our portfolio of core real estate properties and real estate-related assets. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf. Our advisor acquired 20,000 shares of our Class A common stock for an initial investment of $200,000. We have no paid employees.
We commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended, on June 11, 2015, pursuant to which we offered a maximum of $105,000,000 of shares of our Class A common stock for sale to certain accredited investors, of which $5,000,000 of Class A shares are being offered pursuant to our distribution reinvestment plan. We ceased offering shares in the primary portion of our private offering on April 27, 2016 and processed subscriptions for the primary portion of the private offering dated on or prior to April 27, 2016 through May 30, 2016. KBS Capital Markets Group LLC, an affiliate of our advisor, served as the dealer manager of the offering pursuant to a dealer manager agreement and was responsible for marketing our shares in the offering.
As of September 30, 2016, we had sold 8,548,919 shares of our Class A common stock for gross offering proceeds of $76.8 million in our private offering, including 74,692 shares of our Class A common stock under our distribution reinvestment plan for gross offering proceeds of $0.7 million.
Additionally, on August 11, 2015, two of the individuals who own and control our sponsor, Charles J. Schreiber, Jr. (who also acts as our chief executive officer, chairman of the board and director) and Peter M. Bren (who also acts as our president), purchased 21,181.2380 and 21,181.2390 shares of our Class A common stock, respectively, each for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflects an 8.5% discount to the $8.90 offering price in our private offering in effect on the date of their purchase because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the account of three of his children, and he has disclaimed beneficial ownership of the shares. We issued these shares in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On February 4, 2015, we filed a registration statement on Form S-11 with the SEC to register this initial public offering to offer a maximum of $1,500,000,000 in shares of common stock for sale to the public in the primary offering, consisting of two classes of shares: Class A and Class T. We are also offering a maximum of $800,000,000 in both classes of shares of our common stock pursuant to our distribution reinvestment plan. We are offering to sell any combination of Class A and Class T shares in the primary offering and our distribution reinvestment plan offering. We reserve the right to reallocate shares between these offerings. The SEC declared our registration effective on April 28, 2016 and we retained KBS Capital Markets Group LLC to serve as the dealer manager of this initial public offering. The dealer manager is responsible for marketing our shares in this initial public offering. As of September 30, 2016, we had sold 67,514 and 21,066 shares of Class A and Class T common stock in this public offering, respectively, for aggregate gross offering proceeds of $0.9 million, including 58,059 and 66 shares of Class A and Class T common stock under its distribution reinvestment plan, respectively, for aggregate gross offering proceeds of $0.6 million.
We intend to use substantially all of the net proceeds from our private offering and this offering to invest in a diverse portfolio of core real estate properties and real estate-related assets. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy, which is also known as a core-plus strategy. The real estate-related assets in which we may invest include mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies. As of September 30, 2016, we owned two office buildings.
KBS Capital Advisors will make recommendations on all investments to our board of directors. All proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors.
We elected to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ended December 31, 2015. If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Such an event could materially and adversely affect our net income and cash available for distribution to our stockholders. However, we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2015, and we will continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.
Market Outlook – Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
Current conditions in the global capital markets remain volatile as we near the end of 2016. Current economic data and financial market developments suggest that the global economy is improving, although at a slow incremental rate. Growth in most advanced economies remains lackluster, with low potential growth expectations now extending into 2017. In this economic environment the central banks of the world’s major economies hold sway over perceived investment opportunities. Quantitative easing in Japan and the Eurozone has carried over into global capital markets and has increased demand for higher risk investments.
The initial reaction to the U.K. vote to leave the European Union has been somewhat muted, with the exception being the continued downward pressure on the Great Britain Pound (“GBP”). As of mid-October 2016, the GBP had weakened in excess of 20 percent, year-to-date. The new prime minister of the U.K. remains committed to carrying out the decoupling of the U.K. from the European Union. The details of this process remain unclear, and the uncertainty has weighed on both the U.K. and European markets. The European Central Bank has continued to pursue a policy of quantitative easing (QE).
In the United States, real GDP growth accelerated in the third quarter of 2016 to a 2.9% annual rate. This is a marked improvement over the second quarter growth rate of 1.4%. The strong third quarter number is tempered by the fact that a large portion of gross domestic product growth was seen in increased inventories, not through consumer demand. Consumer confidence is currently at a 3 year low. Corporate earnings are also an area of concern, as third quarter reported earnings growth showed a clear sign of slowing. Federal Reserve Board communications have been signaling the increased likelihood of some firming of monetary policy. Many economists expect an increase in rates to occur in early December. The US government bond yield curve has seen a steady increase in yields and is currently no longer sitting at near record lows.

Europe and Japan continue to engage in unconventional monetary policy. Asset purchases and stimulus programs in both regions have driven interest rates and investment yields to new lows. Both regions now have historically low interest rates, with some government and corporate bonds trading with negative yields. While the intent of these policies is to spur economic growth, the size of these programs is unprecedented, and the ultimate impact on those economies and the broader global financial system remains unclear.
The U.S. commercial real estate market continues to benefit from inflows of foreign capital, albeit at a slowing rate. With the backdrop of global political conflict, and weaker international economic conditions, the U.S. dollar has remained a safe haven currency. Lenders, however, have continued to cool to the market. For balance sheet lenders, such as banks and insurance companies, underwriting standards for commercial real estate have been tightened. This has resulted in lower loan-to-value and higher debt coverage ratios. CMBS originations also have been limited as lenders are trying to adjust to the new securitization rules which require issuers to maintain an ongoing equity stake in pooled transactions. These trends have led to increased uncertainty in the level and cost of debt for commercial properties, and in turn has injected some volatility into commercial real estate markets.
Impact on Our Real Estate Investments
The volatility in the global financial markets continues to cause a level of uncertainty in our outlook for the performance of the U.S. commercial real estate markets. Both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into U.S. real estate markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments, as is evidenced by the lower level of business investment and capital expenditures. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows. Historically low interest rates could help offset some of the impact of these potential decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. In fact, the Federal Reserve increased interest rates in the fourth quarter of 2015, and has left the door open for another increase at the end of 2016. Currently we expect further increases in interest rates, but are uncertain as to the timing and levels. Interest rates have become more volatile as the global capital markets react to increasing economic and geopolitical risks.
Impact on Our Financing Activities
In light of the risks associated with potentially volatile operating cash flows from some of our real estate properties, and the possible increase in the cost of financing due to higher interest rates, we may have difficulty financing new investments and/or refinancing some of our debt obligations prior to or at maturity or we may not be able to finance new investments or refinance existing obligations at terms as favorable as the terms of our existing indebtedness. Financial market conditions have improved from the bottom of the economic cycle, and short-term interest rates in the U.S. have increased. Market conditions can change quickly, potentially negatively impacting the value of our investments.
Liquidity and Capital Resources
We are dependent upon the net proceeds from our offering stage to conduct our proposed operations. We will obtain the capital required to make real estate and real estate-related investments and conduct our operations from the proceeds of our offering stage, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of September 30, 2016, we had raised approximately $78.0 million in gross offering proceeds from the sale of shares of our Class A common stock in our private offering, separate private transactions and this initial public offering.
Regulatory developments related to the reporting of our estimated value per share under recently effective FINRA and NASD Conduct Rules, and changes to the definition of fiduciary under ERISA and Section 4975 of the Internal Revenue Code may significantly affect our ability to raise substantial additional funds in this public offering.  See “Risk Factors” herein.
If we are unable to raise substantial funds during our offering stage, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate more significantly with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds during our offering stage. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to our stockholders. We expect to establish a modest working capital reserve from our offering proceeds for maintenance and repairs of real properties, as we expect the vast majority of leases for the properties we acquire will provide for tenant reimbursement of operating expenses. However, to the extent that we have insufficient funds for such purposes, we may establish additional reserves from gross offering proceeds, out of cash flow from operations or net cash proceeds from the sale of properties.

As of September 30, 2016, we owned two office properties that were 96% occupied. We acquired these investments with the proceeds from the sale of our common stock in the private offering and debt financing, including a bridge loan from our advisor that we have since repaid. Operating cash needs during the nine months ended September 30, 2016 were met through cash flow generated by our real estate investments and with proceeds from our private offering.
Our investments in real estate generate cash flow in the form of rental revenues and tenant reimbursements, which are reduced by operating expenditures, capital expenditures, debt service payments, the payment of asset management fees and corporate general and administrative expenses. Cash flow from operations from real estate investments will be primarily dependent upon the occupancy level of our portfolio, the net effective rental rates on our leases, the collectibility of rent and operating recoveries from our tenants and how well we manage our expenditures.
Our advisor advanced funds to us for distribution record dates through the period ended May 31, 2016. We are only obligated to repay our advisor for its advance if and to the extent that:

(i)
Our modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by us, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess proceeds from third-party financings are available (“Excess Proceeds”), provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by the conflicts committee in its sole discretion.

No interest accrues on the advance made by our advisor.
In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
We expect that once we have fully invested the proceeds raised during our offering stage, our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Though this is our target leverage, our charter does not limit us from incurring debt until our aggregate borrowings would exceed 300% of our net assets (before deducting depreciation or other non-cash reserves), though we may exceed this limit under certain circumstances. During the early stages of this initial public offering, and to the extent financing in excess of this limit is available at attractive terms, the conflicts committee may approve debt in excess of this limit. As of September 30, 2016, our aggregate borrowings were approximately 46% of our net assets before deducting depreciation or other non-cash reserves.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor, our dealer manager and our affiliated property manager, KBS Management Group, LLC (the “Co-Manager”). These payments include payments to our dealer manager for selling commissions, the dealer manager fee and the stockholder servicing fee, and payments to the dealer manager and our advisor for reimbursement of certain organization and other offering expenses. See “—Organization and Offering Costs” below.
During our acquisition and development stage, we will make payments to our advisor in connection with the selection and acquisition or origination of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us. The asset management fee payable to our advisor is a monthly fee equal to one-twelfth of 1.6% of the cost of our investments, less any debt secured by or attributable to our investments. The cost of our real property investments is calculated as the amount paid or allocated to acquire the real property, plus budgeted capital improvement costs for the development, construction or improvements to the property once such funds are disbursed pursuant to a final approved budget and fees and expenses related to the acquisition, but excluding acquisition fees paid or payable to our advisor. The cost of our real estate-related investments and any investments other than real property is calculated as the lesser of: (x) the amount paid or allocated to acquire or fund the investment, including fees and expenses related to the acquisition or origination (but excluding acquisition or origination fees paid or payable to our advisor), and (y) the outstanding principal amount of such investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment.
We also pay fees to the Co-Manager, an affiliate of our advisor, for certain property management services related to certain property acquisitions we make and for which we have entered a property management agreement with the Co-Manager.

We elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2015. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare cash distributions based on daily record dates and pay cash distributions on a monthly basis. During our offering stage, we also intend to authorize and declare stock dividends based on monthly record dates and to issue stock dividends on a monthly basis. We have not established a minimum distribution level.
Cash Flows from Operating Activities
As of September 30, 2016, we owned two office properties. During the nine months ended September 30, 2016, net cash used in operating activities was $0.6 million. We expect that our cash flows from operating activities will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments and the related operations of such investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $69.6 million for the nine months ended September 30, 2016 and consisted primarily of the following:

•	$68.5 million of cash for the acquisition of one real estate property;

•	$0.1 million of cash for improvements to real estate; and

•	$1.0 million of escrow deposits for future real estate purchase.
Cash Flows from Financing Activities
During the nine months ended September 30, 2016, net cash provided by financing activities was $87.5 million and consisted primarily of the following:

•
$52.2 million of net cash provided by offering proceeds related to our private placement offering and this public offering, net of payments of commissions, dealer manager fees and other organization and offering costs of $5.5 million;

•
$35.3 million of net cash provided by debt financing as a result of proceeds from notes payable of $41.0 million, partially offset by principal payments on notes payable of $5.1 million and payments of deferred financing costs of $0.6 million;

•	$1.1 million of cash advanced from our advisor for cash distributions; and

•	$1.1 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $1.2 million.
Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of September 30, 2016.

		Payments Due During the Years Ending December 31,
Contractual Obligations	Total	Remainder of 2016	2017-2018	2019-2020	Thereafter
Outstanding debt obligations (1)	$52,259,839	$—	$—	$11,259,839	$41,000,000
Interest payments on outstanding debt obligations (2)	6,292,112	345,640	2,742,576	2,656,001	547,895
Stockholder servicing fee liability (3)	8,248	658	4,188	3,402	—
_____________________
(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amount, maturity date and interest rate in effect as of September 30, 2016 (consisting of the contractual interest rate). We incurred interest expense of $588,180, excluding amortization of deferred financing costs totaling $77,034 during the nine months ended September 30, 2016.
(3) Stockholder servicing fee is an annual fee of 1.0% of the purchase price per Class T share sold in this primary public offering for services rendered to Class T stockholders by the broker dealer of record after the initial sale of the Class T share. The stockholder servicing fee will accrue daily and be paid monthly in arrears for up to the fourth anniversary of the issuance of the Class T share.

Results of Operations
Overview
The SEC declared the registration statement for this initial public offering effective on April 28, 2016. Prior to this, we conducted a private placement offering exempt from registration under the Securities Act of 1933, as amended, that commenced on June 11, 2015. We ceased offering shares in the primary portion of the private offering on April 27, 2016 and processed subscriptions for the primary portion of the private offering dated on or prior to April 27, 2016 through May 30, 2016. Our results of operations as of September 30, 2016 are not indicative of those expected in future periods as we commenced investment operations on August 12, 2015 in connection with our first investment. On June 30, 2016, we acquired our second real estate investment. As of September 30, 2016, we owned two office buildings.
Comparison of the three months ended September 30, 2016 versus the three months ended September 30, 2015
Rental income and tenant reimbursements increased from $0.3 million for the three months ended September 30, 2015 to $2.4 million for the three months ended September 30, 2016. Operating, maintenance, and management increased from $0.1 million for the three months ended September 30, 2015 to $0.5 million for the three months ended September 30, 2016. We incurred property management fees and expenses to affiliate of $23,622 for the three months ended September 30, 2016. Real estate taxes and insurance increased from $24,543 for the three months ended September 30, 2015 to $0.2 million for the three months ended September 30, 2016. Asset management fees to affiliate increased from $5,596 for the three months ended September 30, 2015 to $0.2 million for the three months ended September 30, 2016. Depreciation and amortization increased from $0.1 million for the three months ended September 30, 2015 to $1.1 million for the three months ended September 30, 2016. Interest expense increased from $0.1 million for the three months ended September 30, 2015 to $0.4 million for the three months ended September 30, 2016.
We expect that rental income and tenant reimbursements, operating, maintenance and management, property management fees and expenses to affiliate, real estate taxes and insurance, asset management fees, depreciation and amortization expense and interest expense to each increase in future periods as a result of anticipated future acquisitions of real estate investments.
General and administrative expenses increased from $64,002 for the three months ended September 30, 2015 to $0.4 million for the three months ended September 30, 2016. These general and administrative costs consisted primarily of portfolio legal fees, board of directors fees and portfolio general administrative fees. We expect general and administrative costs to increase in the future as a result of anticipated future acquisitions of real estate investments.
As a result of our acquisition of the Von Karman Tech Center on August 12, 2015, we incurred $0.6 million of real estate acquisition fees and expenses to affiliates and non-affiliates during the three months ended September 30, 2015.
Comparison of the nine months ended September 30, 2016 versus the period from January 27, 2015 to September 30, 2015
Rental income and tenant reimbursements increased from $0.3 million for the period from January 27, 2015 to September 30, 2015 to $3.6 million for the nine months ended September 30, 2016. Operating, maintenance, and management increased from $0.1 million for the period from January 27, 2015 to September 30, 2015 to $0.8 million for the nine months ended September 30, 2016. We incurred property management fees and expenses to affiliate of $40,940 for the nine months ended September 30, 2016. Real estate taxes and insurance increased from $24,543 for the period from January 27, 2015 to September 30, 2015 to $0.3 million for the nine months ended September 30, 2016. Asset management fees to affiliate increased from $5,596 for the period from January 27, 2015 to September 30, 2015 to $0.2 million for the nine months ended September 30, 2016. Depreciation and amortization increased from $0.1 million for the period from January 27, 2015 to September 30, 2015 to $1.6 million for the nine months ended September 30, 2016. Interest expense increased from $0.1 million for the period from January 27, 2015 to September 30, 2015 to $0.7 million for the nine months ended September 30, 2016.
We expect that rental income and tenant reimbursements, operating, maintenance and management, property management fees and expenses to affiliate, real estate taxes and insurance, asset management fees, depreciation and amortization expense and interest expense to each increase in future periods as a result of owning the investment acquired in 2016 for an entire period and anticipated future acquisitions of real estate investments.
General and administrative expenses increased from $64,475 for the period from January 27, 2015 to September 30, 2015 to $1.0 million for the nine months ended September 30, 2016. These general and administrative costs consisted primarily of portfolio legal fees, board of directors fees and portfolio general administrative fees. We expect general and administrative costs to increase in the future as a result of anticipated future acquisitions of real estate investments.

As a result of our acquisition of the Commonwealth Building on June 30, 2016 and the Von Karman Tech Center on August 12, 2015, we incurred $1.6 million and $0.6 million of real estate acquisition fees and expenses to affiliates and non-affiliates during the nine months ended September 30, 2016 and for the period from January 27, 2015 to September 30, 2015, respectively.
Organization and Offering Costs
Our organization and offering costs (other than selling commissions, dealer manager fees and the stockholder servicing fee) may be paid by our advisor, our dealer manager or their affiliates on our behalf or may be paid directly by us. Offering costs include all expenses incurred in connection with the private offering and this initial public offering. Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate.
During the private offering, there was no limit on the amount of organization and offering costs we could incur and we were obligated to reimburse our advisor, our dealer manager or their affiliates, as applicable, for organization and offering costs (excluding wholesaling compensation expenses) paid by them on behalf of us. As of September 30, 2016, we had recorded $1.5 million of offering costs (other than selling commissions and dealer manager fees) related to our private offering, all of which have been reimbursed to our advisor or its affiliates as of September 30, 2016.
During this initial public offering, pursuant to the advisory agreement and dealer manager agreement for this initial public offering, we are obligated to reimburse our advisor, our dealer manager or their affiliates, as applicable, for organization and offering costs related to this initial public offering (excluding wholesaling compensation expenses) paid by them on our behalf provided such reimbursement would not cause the total organization and offering costs borne by us related to this initial public offering (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of gross offering proceeds raised in this initial public offering as of the date of reimbursement.
We reimburse our dealer manager (or pay such costs directly) for underwriting compensation in connection with the private offering. We also reimburse our dealer manager for underwriting compensation in connection with this initial public offering as discussed in the prospectus for this initial public offering. We also pay or paid directly or reimburse or reimbursed, and expect to pay directly or reimburse, the dealer manager for due diligence expenses of broker dealers in connection with the private offering and this initial public offering.
In addition, our advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions, the dealer manager fee and stockholder servicing fee) borne by us and incurred in connection with this primary initial public offering exceed 1% of gross proceeds raised in this primary initial public offering as of the termination of this primary initial public offering.
Through September 30, 2016, our advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions, dealer manager fees and stockholder servicing fees) on our behalf in connection with this initial public offering of approximately $3.3 million. As of September 30, 2016, we had recorded $6,293 of organization and other offering expenses related to this initial public offering, which amounts represent our maximum liability for organization and other offering costs as of September 30, 2016 based on the 1% limitation described above.

Distributions
During our offering stage, when we may raise capital more quickly than we acquire income producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing, including advances from our advisor, if necessary. Distributions declared, distributions paid and cash flow (used in) provided by operations were as follows for the first, second and third quarters of 2016:

	Cash Distributions Declared (1)	Cash Distribution Declared Per Class A Share (1) (2)	Cash Distribution Declared Per Class T Share (1) (2)	Cash Distributions Paid (3)			Cash Flows (used in) provided by Operations	Source of Cash Distributions Paid
Period				Cash	Reinvested	Total		Amount Paid from Cash Flows From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2016	$440,001	$0.123	$—	$117,241	$197,330	$314,571	$(199,188)	$—	/0%	$314,571	/100%
Second Quarter 2016	1,004,521	0.125	—	422,952	439,634	862,586	210,572	—	/0%	862,586	/100%
Third Quarter 2016	1,096,761	0.126	0.074	516,953	575,830	1,092,783	(652,314)	—	/0%	1,092,783	/100%
	$2,541,283	$0.374	$0.074	$1,057,146	$1,212,794	$2,269,940	$(640,930)	$—	/0%	$2,269,940	/100%
_____________________
(1) Distributions for the periods from January 1, 2016 through February 28, 2016 and March 1, 2016 through September 30, 2016 were based on daily record dates and were calculated based on stockholders of record each day during this period at a rate of (i) $0.00136986 per share per day, less (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
(2) Assumes Class A share was issued and outstanding each day that was a record date for distributions during the period presented. Assumes Class T share was issued and outstanding from July 27, 2016 through September 30, 2016. We had not sold any Class T shares prior to the third quarter of 2016.
(3) Distributions are paid on a monthly basis. In general, distributions for all record dates of a given month are paid on or about the first business day of the following month.
For the nine months ended September 30, 2016, we paid aggregate distributions of $2.3 million, including $1.1 million of distributions paid in cash and $1.2 million of distributions reinvested through our distribution reinvestment plan. Our net loss for the nine months ended September 30, 2016 was $2.5 million. Cash flow used in operations for the nine months ended September 30, 2016 was $0.6 million. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $1.2 million of advances from our advisor and $1.1 million of debt financing. See “—Liquidity and Capital Resources” above for a discussion of the terms of the advance from our advisor.
From inception through September 30, 2016, we paid cumulative distributions of $2.4 million and our cumulative net loss during the same period was $3.2 million. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
In addition, during the nine months ended September 30, 2016, our board of directors declared stock dividends for each month based on a single record date at the end of each month in an amount that would equal a 1% annualized stock dividend per share of common stock if paid each month for a year. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations and funds from operations (“FFO”) (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in the prospectus for this initial public offering, as the same may be amended and supplemented from time to time. Those factors include: our ability to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify additional real estate investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; to the extent we make investments in real estate loans, the ability of our borrowers and their sponsors to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our distribution reinvestment plan. In the event our FFO and/or cash flow from operations decrease in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed FFO and/or cash flow from operations.
Critical Accounting Policies
Below is a discussion of the accounting policies that management believes are or will be critical to our operations. We consider these policies critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Real Estate
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We make estimates of the collectibility of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25 - 40 years
Building improvements	10 - 25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
We record the acquisition of income-producing real estate as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.

Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015	F-2
Consolidated Statements of Operations (unaudited) for the Three and Nine Months Ended September 30, 2016, Three Months Ended September 30, 2015 and the Period from January 27, 2015 to September 30, 2015
F-3
Consolidated Statements of Stockholders’ Equity for the Period from January 27, 2015 to December 31, 2015 and the Nine Months Ended September 30, 2016 (unaudited)	F-4
Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended September 30, 2016 and the Period from January 27, 2015 to September 30, 2015	F-5
Condensed Notes to Consolidated Financial Statements as of September 30, 2016 (unaudited)	F-6

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Real estate:
Land	$17,900,000	$10,600,000
Building and improvements	70,153,913	8,833,424
Tenant origination and absorption costs	7,121,492	1,987,175
Total real estate, cost	95,175,405	21,420,599
Less accumulated depreciation and amortization	(1,888,840)	(340,993)
Total real estate, net	93,286,565	21,079,606
Cash and cash equivalents	30,182,865	12,892,900
Rent and other receivables	777,801	305,007
Prepaid expenses and other assets, net	1,291,686	62,100
Total assets	$125,538,917	$34,339,613
Liabilities and stockholders’ equity
Notes payable, net	$51,436,250	$16,056,981
Accounts payable and accrued liabilities	879,675	232,035
Due to affiliates	1,367,808	1,434,522
Distributions payable	359,022	87,679
Below-market leases, net	5,054,163	113,211
Other liabilities	849,784	255,640
Total liabilities	59,946,702	18,180,068
Commitments and contingencies (Note 10)
Redeemable common stock	1,266,624	53,830
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value per share; 500,000,000 shares authorized, 8,729,360 and 2,216,821 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	87,293	22,168
Class T common stock, $.01 par value per share; 500,000,000 shares authorized, 21,092 shares and none issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	211	—
Additional paid-in capital	70,725,163	17,078,538
Cumulative distributions and net losses	(6,487,076)	(994,991)
Total stockholders’ equity	64,325,591	16,105,715
Total liabilities and stockholders’ equity	$125,538,917	$34,339,613
See accompanying condensed notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2016	For the Period from January 27, 2015 to September 30, 2015
	2016	2015
Revenues:
Rental income	$2,245,029	$311,196	$3,401,763	$311,196
Tenant reimbursements	168,253	510	247,657	510
Other operating income	28,030	—	28,187	—
Total revenues	2,441,312	311,706	3,677,607	311,706
Expenses:
Operating, maintenance, and management	450,871	74,227	788,471	74,227
Property management fees and expenses to affiliate	23,622	—	40,940	—
Real estate taxes and insurance	175,628	24,543	318,973	24,543
Asset management fees to affiliate	152,904	5,596	211,734	5,596
Real estate acquisition fees to affiliate	—	428,217	1,382,637	428,217
Real estate acquisition fees and expenses	3,500	151,693	232,692	151,693
General and administrative expenses	446,556	64,002	1,032,288	64,475
Depreciation and amortization	1,130,471	113,603	1,575,002	113,603
Interest expense	391,722	110,586	665,214	110,586
Total expenses	2,775,274	972,467	6,247,951	972,940
Other income:
Interest income	30,251	95	104,138	95
Total other income	30,251	95	104,138	95
Net loss	$(303,711)	$(660,666)	$(2,466,206)	$(661,139)

Class A Common Stock:
Net loss	$(303,051)	$(660,552)	$(2,464,543)	$(660,915)
Net loss per common share, basic and diluted	$(0.03)	$(1.66)	$(0.36)	$(3.28)
Weighted-average number of common shares outstanding basic and diluted	8,714,820	397,232	6,821,281	201,415

Class T Common Stock:
Net loss	$(660)	$(114)	$(1,663)	$(224)
Net loss per common share, basic and diluted	$(0.06)	$(1.73)	$(0.43)	$(3.39)
Weighted-average number of common shares outstanding basic and diluted	11,310	66	3,841	66
See accompanying condensed notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Period from January 27, 2015 to December 31, 2015
and the Nine Months Ended September 30, 2016
(unaudited)

	Common Stock				Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders’ Equity
	Class A		Class T
	Shares	Amounts	Shares	Amounts
Balance, January 27, 2015	20,000	$200	—	$—	$199,800	$—	$200,000
Net loss	—	—	—	—	—	(776,202)	(776,202)
Issuance of common stock	2,194,161	21,941	—	—	19,083,324	—	19,105,265
Transfers to redeemable common stock	—	—	—	—	(53,830)	—	(53,830)
Stock dividends issued	2,660	27	—	—	23,867	(23,894)	—
Distributions declared	—	—	—	—	—	(194,895)	(194,895)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	—	—	(1,085,364)	—	(1,085,364)
Other offering costs to affiliate	—	—	—	—	(1,089,259)	—	(1,089,259)
Balance, December 31, 2015	2,216,821	22,168	—	—	17,078,538	(994,991)	16,105,715
Net loss	—	—	—	—	—	(2,466,206)	(2,466,206)
Issuance of common stock	6,464,634	64,646	21,066	211	58,859,834	—	58,924,691
Transfers to redeemable common stock	—	—	—	—	(1,212,794)	—	(1,212,794)
Stock dividends issued	47,905	479	26	—	484,117	(484,596)	—
Distributions declared	—	—	—	—	—	(2,541,283)	(2,541,283)
Commissions on stock sales, related dealer manager fees and stockholder servicing fees to affiliate	—	—	—	—	(4,115,667)	—	(4,115,667)
Other offering costs	—	—	—	—	(368,865)	—	(368,865)
Balance, September 30, 2016	8,729,360	$87,293	21,092	$211	$70,725,163	$(6,487,076)	$64,325,591
See accompanying condensed notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30, 2016	For the Period from January 27, 2015 to September 30, 2015
Cash Flows from Operating Activities:
Net loss	$(2,466,206)	$(661,139)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,575,002	113,603
Property damage loss	134,479	—
Deferred rents	(321,125)	(85,499)
Amortization of below-market leases	(357,827)	(2,977)
Amortization of deferred financing costs	77,034	10,324
Changes in operating assets and liabilities:
Rents and other receivables	(104,169)	(203)
Prepaid expenses and other assets	(231,792)	(135,489)
Accounts payable and accrued liabilities	649,684	119,971
Due to affiliates	(190,154)	186,089
Other liabilities	594,144	224,503
Net cash used in operating activities	(640,930)	(230,817)
Cash Flows from Investing Activities:
Acquisition of real estate	(68,542,363)	(21,276,733)
Improvements to real estate	(75,136)	—
Escrow deposits for future real estate purchase	(1,000,000)	—
Net cash used in investing activities	(69,617,499)	(21,276,733)
Cash Flows from Financing Activities:
Proceeds from notes payable	41,038,800	17,139,371
Proceeds from note payable to affiliate	—	2,630,100
Principal payments on notes payable	(5,125,000)	—
Principal payments on notes payable to affiliate	—	(1,500,000)
Payments of deferred financing costs	(611,565)	(314,868)
Cash distribution advance from affiliate	1,139,648	27,748
Proceeds from issuance of common stock	57,661,897	5,345,000
Payments of commissions on stock sales and related dealer manager fees to affiliate	(4,111,167)	(8,750)
Payments of other offering costs	(1,387,073)	(1,120)
Distributions paid to common stockholders	(1,057,146)	—
Net cash provided by financing activities	87,548,394	23,317,481
Net increase in cash and cash equivalents	17,289,965	1,809,931
Cash and cash equivalents, beginning of period	12,892,900	200,000
Cash and cash equivalents, end of period	$30,182,865	$2,009,931
Supplemental Disclosure of Cash Flow Information
Interest paid	$526,082	$47,459
Supplemental Disclosure of Noncash Investing and Financing Activities:
Stock dividends issued	$484,596	$—
Increase in other offering costs to affiliates	$—	$797,209
Increase in cash distributions payable	$271,343	$27,748
Dividends paid to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	$1,212,794	$—
Increase in proceeds receivable from issuance of common stock	$47,500	$—
Increase in stock dividend payable	$—	$4,939
See accompanying condensed notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

1.	ORGANIZATION
KBS Growth & Income REIT, Inc. (the “Company”) was formed on January 12, 2015 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2015. Substantially all of the Company’s business is conducted through KBS Growth & Income Limited Partnership (the “Operating Partnership”), a Delaware limited partnership formed on January 14, 2015. The Company is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Growth & Income REIT Holdings LLC (“REIT Holdings”), a Delaware limited liability company formed on January 14, 2015, owns the remaining 99.9% partnership interest in the Operating Partnership and is the sole limited partner. The Company is the sole member and manager of REIT Holdings.
Subject to certain restrictions and limitations, the business of the Company is externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement between the Company and the Advisor initially entered into on June 11, 2015, and amended at various times thereafter (the “Advisory Agreement”). The Advisor conducts the Company’s operations and manages its portfolio of core real estate properties and real estate-related assets. On January 27, 2015, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. On June 11, 2015, these outstanding shares of common stock were designated Class A shares of common stock. See Note 3, “Stockholders’ Equity,” for a discussion of the Company’s designation of Class A and Class T common stock.
As of September 30, 2016, the Company had invested in two office buildings. The Company intends to invest in a diverse portfolio of core real estate properties and real estate-related assets, including the acquisition of commercial properties and the acquisition and origination of real estate-related assets. The Company considers core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, the Company expects its core focus in the U.S. office sector to reflect a value-creating core strategy, which is also known as a core-plus strategy. The real estate-related assets in which the Company may invest include mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies.
The Company commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended, on June 11, 2015, pursuant to which the Company offered a maximum of $105,000,000 of shares of its Class A common stock for sale to certain accredited investors (the “Private Offering”), of which $5,000,000 of Class A shares are being offered pursuant to the Company’s distribution reinvestment plan. The Company ceased offering shares in the primary portion of the Private Offering on April 27, 2016 and processed subscriptions for the primary Private Offering dated on or prior to April 27, 2016 through May 30, 2016. KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, served as the dealer manager of the Private Offering pursuant to a dealer manager agreement dated June 11, 2015 (the “Private Offering Dealer Manager Agreement”). The Dealer Manager was responsible for marketing the Company’s shares in the Private Offering.
On February 4, 2015, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to register an initial public offering of its common stock to offer a maximum of $1,500,000,000 in shares of common stock for sale to the public in the primary offering, consisting of two classes of shares: Class A and Class T (the “Primary Offering”). The Company also registered a maximum of $800,000,000 in both classes of shares of its common stock pursuant to the Company’s distribution reinvestment plan (the “DRP Offering” and, together with the Primary Offering, the “Public Offering”). The Company is offering to sell any combination of Class A and Class T shares in the Primary Offering and DRP Offering. The Company reserves the right to reallocate shares between the Primary Offering and the DRP Offering. The SEC declared the Company’s registration statement effective on April 28, 2016 and the Company retained the Dealer Manager to serve as the dealer manager of the Public Offering pursuant to a dealer manager agreement dated April 28, 2016 (the “Public Offering Dealer Manager Agreement”). The Dealer Manager will be responsible for marketing the Company’s shares in the Public Offering.
As described above, the Company intends to use substantially all of the net proceeds from the Private Offering and the Primary Offering to invest in a diverse portfolio of core real estate properties and real estate-related assets.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

As of September 30, 2016, the Company had sold 8,548,919 shares of Class A common stock for gross offering proceeds of $76.8 million in the Private Offering, including 74,692 shares of Class A common stock under its distribution reinvestment plan for gross offering proceeds of $0.7 million. The Company commenced the Public Offering on April 28, 2016. As of September 30, 2016, the Company had sold 67,514 and 21,066 shares of Class A and Class T common stock in the Public Offering, respectively, for aggregate gross offering proceeds of $0.9 million, including 58,059 and 66 shares of Class A and Class T common stock under its distribution reinvestment plan, respectively, for aggregate gross offering proceeds of $0.6 million.
Additionally, on August 11, 2015, two of the individuals who own and control the Company’s sponsor, Charles J. Schreiber, Jr. (who also acts as chief executive officer, the chairman of the board and a director of the Company) and Peter M. Bren (who also acts as president of the Company), purchased 21,181.2380 and 21,181.2390 shares of Class A common stock, respectively, each for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflects an 8.5% discount to the $8.90 offering price in the Private Offering in effect on the date of their purchase because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the account of three of his children, and he has disclaimed beneficial ownership of the shares. The Company issued these shares in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying unaudited consolidated financial statements and condensed notes thereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for audited financial statements.  In the opinion of management, the financial statements for the unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such periods.  Operating results for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.
The consolidated financial statements include the accounts of the Company, REIT Holdings, the Operating Partnership, and their direct and indirect wholly owned subsidiaries.  All significant intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements and the accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Revenue Recognition
Real Estate
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and classifies such amounts as other income.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25 - 40 years
Building improvements	10 - 25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Real Estate Acquisition Valuation
The Company records the acquisition of income-producing real estate as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company intends to mitigate this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of December 31, 2015 and September 30, 2016.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt liability. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Deferred financing costs incurred before an associated debt liability is recognized are included in prepaid and other assets on the balance sheet. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, the Company utilizes quoted market prices from independent third-party sources to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Redeemable Common Stock
In connection with the Private Offering, the Company adopted a share redemption program that enabled stockholders to sell their shares to the Company in limited circumstances. On March 16, 2016, the Company adopted an Amended and Restated Share Redemption Program in anticipation of the commencement of the Public Offering and related designation of Class T shares of common stock.
There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined under the share redemption program), the Company may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, the Company may redeem only the number of shares that it could purchase with the amount of net proceeds from the sale of shares under its distribution reinvestment plan during the prior calendar year. However, the Company may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to its stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the share redemption program, and provided the redeeming stockholder has held his or her shares for at least one year, the Company will initially redeem shares submitted as an ordinary redemption at 95.0% of the price paid to acquire the shares from the Company. Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in the estimated use of proceeds table in the Company’s prospectus, as supplemented, for the Public Offering. For each class of shares designated, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend. Once the Company has established an estimated net asset value (“NAV”) per share of its common stock, it will redeem all shares submitted in connection with an ordinary redemption at 95.0% of the Company’s most recent estimated NAV per share as of the applicable redemption date.
For purposes of determining whether a redeeming stockholder has held the share submitted for redemption for at least one year, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the distribution reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan shares or stock dividend shares relate.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

The Company expects to establish an estimated NAV per share no later than 150 days after the second anniversary of the date on which the Company commenced the Public Offering. Once announced, the Company expects to update the estimated NAV per share in December of each year.
In several respects the Company treats redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence differently from other redemptions:

•	there is no one-year holding requirement;

•
until the Company establishes an estimated NAV per share, which the Company expects to be no later than September 25, 2018 (as described above), the redemption price is the amount paid to acquire the shares from the Company. Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in the estimated use of proceeds table in the Company’s prospectus, as supplemented, for the Public Offering. For each class of shares designated, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend; and

•	once the Company has established an estimated NAV per share, the redemption price will be the estimated NAV per share as of the redemption date.
The board may amend, suspend or terminate the share redemption program upon 30 days’ notice to stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon 10 business days’ notice.
The Company records amounts that are redeemable under the share redemption program as redeemable common stock in its consolidated balance sheets because the shares will be mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan during the prior calendar year. However, because the amounts that can be redeemed are determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company presents the net proceeds from the current year and prior year distribution reinvestment plan, net of current year redemptions, as redeemable common stock in its consolidated balance sheets.
The Company will classify as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to repurchase shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.
Related Party Transactions
Pursuant to the Advisory Agreement, the Private Offering Dealer Manager Agreement and the Public Offering Dealer Manager Agreement, the Company is or was obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Private Offering and the Public Offering, the investment of funds in real estate and real estate-related investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is or was also obligated to reimburse the Advisor and Dealer Manager for organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, and the Company is obligated to reimburse the Advisor for acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. See Note 8, “Related Party Transactions.”
In addition, in connection with certain property acquisitions, the Company, through indirect wholly owned subsidiaries, has entered into separate property management agreements (each, a “Property Management Agreement”) with KBS Management Group, LLC (the “Co-Manager”), an affiliate of the Advisor.
The Company records all related party fees as incurred, subject to any limitations described in the respective agreements. The Company had not incurred any disposition fees, subordinated participation in net cash flows or subordinated incentive fees payable to the Advisor through September 30, 2016.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Selling Commissions and Dealer Manager Fees
In the Private Offering, the Company paid the Dealer Manager up to 6.5% of the price per share of Class A common stock sold in the primary portion of the Private Offering as a selling commission. The Dealer Manager reallowed 100% of selling commissions earned to participating broker-dealers. No sales commissions were paid on shares sold through the distribution reinvestment plan.  In the Private Offering, the Company paid the Dealer Manager up to 2.0% of the price per share of Class A common stock sold in the primary portion of the Private Offering as a dealer manager fee. No dealer manager fee was payable on shares sold under the distribution reinvestment plan. From its dealer manager fee, the Dealer Manager could reallow to any participating broker-dealer up to 1.0% of the price per share of Class A common stock sold in the Private Offering attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager could increase the reallowance.
In the Public Offering, the Company pays selling commissions to the Dealer Manager in amounts up to 6.5% of the price per share of Class A common stock sold in the primary portion of the Public Offering and up to 3.0% of the price per share of Class T common stock sold in the primary portion of the Public Offering. Additionally, in the Public Offering, the Company pays dealer manager fees to the Dealer Manager in an amount up to 2.0% of the price per share of Class A and Class T common stock sold in the primary portion of the Public Offering. The Dealer Manager reallows all selling commissions to participating broker dealers and may generally reallow (from its dealer manager fee) to any participating broker dealer up to 1.0% of the gross proceeds from the primary portion of the Public Offering attributable to that participating broker dealer as a marketing fee and in select cases up to 1.5% of the gross proceeds from the primary portion of the Public Offering may be reallowed. No selling commissions or dealer manager fees are payable on shares of common stock sold under the distribution reinvestment plan.
Organization and Offering Costs
Organization and offering costs of the Company (other than selling commissions, dealer manager fees and the stockholder servicing fee) may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. Offering costs include all expenses incurred in connection with the Private Offering and the Public Offering. Organization costs include all expenses incurred in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.
During the Private Offering, there was no limit on the amount of organization and offering costs the Company could incur and the Company was obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for all organization and offering costs (excluding wholesaling compensation expenses) paid by them on behalf of the Company. During the Public Offering, pursuant to the Advisory Agreement and the Public Offering Dealer Management Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs related to the Public Offering (excluding wholesaling compensation expenses) paid by them on behalf of the Company provided such reimbursement would not cause the total organization and offering costs borne by the Company related to the Public Offering (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of gross offering proceeds raised in the Public Offering as of the date of reimbursement. The Company reimbursed the Dealer Manager for underwriting compensation in connection with the Private Offering. The Company also reimburses the Dealer Manager for underwriting compensation in connection with the Public Offering as discussed in the prospectus for the Public Offering. The Company also paid or pays directly or reimbursed or reimburses the Dealer Manager for due diligence expenses of broker dealers in connection with the Private Offering and the Public Offering. In addition, the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions, the dealer manager fee and stockholder servicing fee) borne by the Company and incurred in connection with the Primary Offering exceed 1% of gross proceeds raised in the Primary Offering as of the termination of the Primary Offering.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Through September 30, 2016, the Advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions, dealer manager fees and stockholder servicing fees) on the Company’s behalf in connection with the Public Offering of approximately $3.3 million. As of September 30, 2016, the Company had recorded $6,293 of organization and other offering expenses related to the Public Offering, which amounts represent the Company's maximum liability for organization and other offering costs as of September 30, 2016 based on the 1% limitation described above. As September 30, 2016, the Company had recorded $1.5 million of organization and other offering costs related to the Private Offering. Organization costs are expensed as incurred and offering costs are deferred and charged to stockholder’s equity as such amounts are reimbursed to the Advisor, the Dealer Manager or their affiliates from the gross proceeds of the applicable offering.
Acquisition and Origination Fees
The Company pays the Advisor 2.0% of the cost of investments acquired or originated by the Company, or the amount to be funded to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments, plus significant capital expenditures budgeted as of the date of acquisition related to the development, construction or improvement of a real estate property. Acquisition fees calculated based on capital expenditures budgeted as of the date of acquisition are paid at the time funds are disbursed pursuant to a final approved budget upon receipt of an invoice by the Company.
Acquisition and Origination Expenses
The Company reimburses the Advisor for customary acquisition and origination expenses (including expenses relating to potential investments that the Company does not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the Advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments.
Stockholder Servicing Fee
Pursuant to the Public Offering Dealer Manager Agreement, the Company pays the Dealer Manager an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts that may be available to certain categories of purchasers) of Class T common stock sold in the Primary Offering solely to the extent there is a broker dealer of record with respect to such Class T share that has entered into a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. To the extent payable, the stockholder servicing fee will accrue daily and be paid monthly in arrears, and the Dealer Manager will reallow 100% of the stockholder servicing fee to such broker dealer of record for services provided to Class T stockholders after the initial sale of the Class T share. In addition, no stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend.
The Company records the stockholder servicing fee as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum stockholder servicing fee payable in relation to the Class T share on the date the share is issued. For each share of Class T common stock in the Primary Offering, the maximum stockholder servicing fee equals 4% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers). The liability will be reduced over time, as the fees are paid to the Dealer Manager, or it will be adjusted if the fees are no longer payable as a result of any of the following events (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the Primary Offering in which the Class T share was sold, as calculated by the Company with the assistance of the Dealer Manager after the termination of the Primary Offering in which the Class T share was sold, (ii) a listing of the Company’s common stock on a national securities exchange, (iii) a merger or other extraordinary transaction, and (iv) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or the Company’s dissolution.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Asset Management Fee
The Company pays the Advisor a monthly fee equal to one-twelfth of 1.6% of the cost of its investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, plus the budgeted capital improvement costs for the development, construction or improvements to the property once such funds are disbursed pursuant to a final approved budget and fees and expenses related to the acquisition, but excluding acquisition fees paid or payable to the Advisor. The cost of the Company’s real estate-related investments and any investments other than real property will be calculated as the lesser of: (x) the amount paid or allocated to acquire or fund the investment, including fees and expenses related to the acquisition or origination (but excluding acquisition or origination fees paid or payable to the Advisor), and (y) the outstanding principal amount of such investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to the Advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.
Property Management Fee
The Company pays the Co-Manager a monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates), payable and actually collected for the month, from certain property acquisitions for which the Company has entered a Property Management Agreement with the Co-Manager. See Note 8, “Related-Party Transactions — Real Estate Property Co-Management Agreement.”
Disposition Fee
For substantial assistance in connection with the sale of the Company’s assets, which includes the sale of a single asset or the sale of all or a portion of the Company’s assets through a portfolio sale, merger or business combination transaction, the Company will pay the Advisor or its affiliates a percentage of the contract sales price of the assets sold (including residential or commercial mortgage-backed securities issued by a subsidiary of the Company as part of a securitization transaction). For dispositions with a contract sales price less than or equal to $1.5 billion, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $1.5 billion, the disposition fee will equal 1.5% of the first $1.5 billion of the contract sales price, plus 1.1% of the amount of the contract sales price in excess of $1.5 billion. The disposition fee is determined on a per transaction basis and is not cumulative. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that (i) if the Company negotiates a discounted payoff with the borrower, the Company will pay a disposition fee and (ii) if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property.
Subordinated Participation in Net Cash Flows
After the Company’s common stockholders have received, together as a collective group, aggregate distributions (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock divided which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in a primary offering, and (ii) a 6% per year cumulative, noncompounded return on such gross investment amount, the Advisor is entitled to receive 15% of the Company’s net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. Net sales proceeds means the net cash proceeds realized by the Company after deduction of all expenses incurred (i) in connection with a disposition of the Company’s assets, or (ii) from the prepayment, maturity, workout or other settlement of any loan or other investment. Net financing proceeds means the net cash proceeds realized from the financing of the Company’s assets or refinancing of the Company’s debt. The 6% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by the Company (excluding shares received as a stock divided which we subsequently repurchased), and gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Subordinated Incentive Fee
Upon a merger or listing of the Company’s common stock on a national securities exchange, the Company will pay the Advisor an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of the outstanding stock plus the total of all distributions paid by the Company to stockholders from inception until the date market value is determined (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of the stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock divided which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in a primary offering, and the amount of cash flow necessary to generate a 6% per year cumulative, noncompounded return on stockholders’ gross investment amount from inception of the Company through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by the Company to stockholders from inception until the closing of the merger (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of the stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock divided which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in a primary offering, and the amount necessary to generate a 6% per year cumulative, noncompounded return on stockholders’ gross investment amount from the Company’s inception through the closing of the merger.
The 6.0% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6.0% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased). In addition, gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6.0%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6.0%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.
Advance from the Advisor
The Advisor advanced funds to the Company for distribution record dates through the period ended May 31, 2016. The Company is only obligated to repay the Advisor for its advance if and to the extent that:

(i)
the Company’s modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding month exceeds the amount of cash distributions declared for record dates of such prior month (an “MFFO Surplus”), and the Company will pay the Advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess proceeds from third-party financings are available (“Excess Proceeds”), provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by the conflicts committee in its sole discretion.

No interest accrues on the advance made by the Advisor.
In determining whether Excess Proceeds are available to repay the advance, the Company’s conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Reimbursement of Operating Expenses
The Company may reimburse the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, employee costs, utilities and cybersecurity costs. The Advisor may seek reimbursement for employee costs under the Advisory Agreement. At this time, the Company anticipates it will only reimburse the Advisor for its allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. In the future, if the Advisor seeks reimbursement for additional employee costs, such costs may include the Company’s proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. The Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor or its affiliates receive acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits the Advisor or its affiliates may pay to the Company’s executive officers.
The Company reimburses the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform, or the AIP Platform, with respect to certain accounts of the Company’s investors serviced through the AIP Platform.
The Company has entered, together with KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT II, Inc., the Dealer Manager, the Advisor and other KBS affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the program and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.
Income Taxes
The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended and operates as such beginning with its taxable year ended December 31, 2015. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding for the period from January 27, 2015 to September 30, 2016. For the purpose of determining the weighted average number of shares outstanding, stock dividends issued during the period presented and subsequent to September 30, 2016 but before the issuance of the consolidated financial statements are adjusted retroactively and treated as if they were issued and outstanding for all periods presented.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

The Company has declared and issued the following stock dividends on shares of the Company’s common stock through the filing date of this report:

Declaration Date	Record Date	Issue Date	Amount Declared per Share Outstanding	Total Shares Issued
September 14, 2015	September 30, 2015	October 1, 2015	0.00082192 shares	556
September 14, 2015	October 31, 2015	November 2, 2015	0.00084932 shares	620
October 26, 2015	November 30, 2015	December 1, 2015	0.00082192 shares	1,484
November 30, 2015	December 31, 2015	January 4, 2016	0.00084932 shares	1,883
November 30, 2015	January 31, 2016	February 1, 2016	0.00084932 shares	2,381
January 26, 2016	February 29, 2016	March 1, 2016	0.00076712 shares	2,710
January 26, 2016	March 31, 2016	April 1, 2016	0.00084932 shares	5,424
March 16, 2016	April 30, 2016	May 3, 2016	0.00082192 shares	6,355
March 16, 2016	May 31, 2016	June 1, 2016	0.00084932 shares	7,308
May 11, 2016	June 30, 2016	July 1, 2016	0.00082192 shares	7,101
May 11, 2016	July 31, 2016	August 2, 2016	0.00084932 shares	7,373
July 6, 2016	August 31, 2016	September 1, 2016	0.00084932 shares	7,396
August 10, 2016	September 30, 2016	October 4, 2016	0.00082192 shares	7,188
August 10, 2016	October 31, 2016	November 2, 2016	0.00084932 shares	7,475
During the three and nine months ended September 30, 2016, aggregate cash distributions declared per share of Class A common stock were $0.12602712 and $0.37397178 per share of Class A common stock, assuming the share was issued and outstanding each date that was a record date for distributions during the period. During the three months ended September 30, 2015 and the period from January 27, 2015 to September 30, 2015, the Company declared a cash distribution in the amount of $0.04109589 per share of Class A common stock to common stockholders of record as of the close of business on September 30, 2015. During the three and nine months ended September 30, 2016, aggregate cash distributions declared per share of Class T common stock were $0.07353172, assuming the share was issued and outstanding from July 26, 2016 through September 30, 2016. For each day that was a record date for distributions during the three and nine months ended September 30, 2016, distributions were calculated at a rate of (i) $0.00136986 per share per day, less (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. Each day during the period from January 1, 2016 through February 28, 2016 and March 1, 2016 through September 30, 2016 was a record date for distributions.
Square Footage, Occupancy and Other Measures
 Any references to square footage, occupancy or annualized base rent are unaudited and outside the scope of the Company’s independent registered public accounting firm’s review of the Company’s financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Recently Issued Accounting Standards Update
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). ASU No. 2014-09 was to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted.  In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU No. 2015-14”), which defers the effective date of ASU No. 2014-09 by one year. Early adoption is permitted but not before the original effective date. The Company is still evaluating the impact of adopting ASU No. 2014-09 on its financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”). The amendments in ASU No. 2014-15 require management to evaluate, for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued when applicable) and, if so, provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not expect the adoption of ASU No. 2014-15 to have a significant impact on its financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU No. 2016-01”).  The amendments in ASU No. 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments.  ASU No. 2016-01 primarily affects accounting for equity investments and financial liabilities where the fair value option has been elected.  ASU No. 2016-01 also requires entities to present financial assets and financial liabilities separately, grouped by measurement category and form of financial asset in the balance sheet or in the accompanying notes to the financial statements.  ASU No. 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early application is permitted for financial statements that have not been previously issued.  The Company does not expect the adoption of ASU No. 2016-01 to have a significant impact on its financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). The amendments in ASU No. 2016-02 change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of ASU No. 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new leases standard on its consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU No. 2016-13”).  ASU No. 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income.  The amendments in ASU No. 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected.  The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset.  ASU No. 2016-13 also amends the impairment model for available-for-sale securities.  An entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra-account to the amortized cost basis rather than as a direct reduction of the amortized cost basis of the investment, as is currently required.  ASU No. 2016-13 also requires new disclosures.  For financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes.  For financing receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year of the asset’s origination for as many as five annual periods. For available for sale securities, an entity will be required to provide a roll-forward of the allowance for credit losses and an aging analysis for securities that are past due.  ASU No. 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years.  Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The Company is still evaluating the impact of adopting ASU No. 2016-13 on its financial statements, but does not expect the adoption of ASU No. 2016-13 to have a material impact on its financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU No. 2016-15”).  ASU No. 2016-15 is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows.  The amendments in ASU No. 2016-15 provide guidance on eight specific cash flow issues, including the following that are or may be relevant to the Company: (a) Cash payments for debt prepayment or debt extinguishment costs should be classified as cash outflows for financing activities; (b) Cash payments relating to contingent consideration made soon after an acquisition’s consummation date (i.e., approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (c) Cash payments received from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement);  (d) Relating to distributions received from equity method investments, ASU No. 2016-15 provides an accounting policy election for classifying distributions received from equity method investments. Such amounts can be classified using a (1) cumulative earnings approach, or (2) nature of distribution approach. Under the cumulative earnings approach, an investor would compare the distributions received to its cumulative equity method earnings since inception.  Any distributions received up to the amount of cumulative equity earnings would be considered a return on investment and classified in operating activities. Any excess distributions would be considered a return of investment and classified in investing activities. Alternatively, an investor can choose to classify the distributions based on the nature of activities of the investee that generated the distribution. If the necessary information is subsequently not available for an investee to determine the nature of the activities, the entity should use the cumulative earnings approach for that investee and report a change in accounting principle on a retrospective basis; (e) In the absence of specific guidance, an entity should classify each separately identifiable cash source and use on the basis of the nature of the underlying cash flows. For cash flows with aspects of more than one class that cannot be separated, the classification should be based on the activity that is likely to be the predominant source or use of cash flow.  ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.  The Company is still evaluating the impact of adopting ASU No. 2016-15 on its financial statements, but does not expect the adoption of ASU No. 2016-15 to have a material impact on its financial statements.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

3.	STOCKHOLDERS’ EQUITY
General
Under the Second Articles of Amendment and Restatement of the Company, the total number of shares of capital stock authorized for issuance is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, 500,000,000 of which are classified as shares of Class A common stock, and 10,000,000 shares of preferred stock, each as defined by the Company’s Second Articles of Amendment and Restatement. On April 8, 2016, the Company classified and designated 500,000,000 shares of its common stock as shares of Class T common stock.
The shares of common stock have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion or exchange rights. As of September 30, 2016 and December 31, 2015, the Company had issued 8,729,360 and 2,216,821 shares of Class A common stock, respectively. As of September 30, 2016, the Company had issued 21,092 shares of Class T common stock.
The Company is authorized to issue one or more classes or series of preferred stock. Prior to the issuance of such shares, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares. As of December 31, 2015 and September 30, 2016, no shares of the Company’s preferred stock were issued and outstanding.
Distribution Reinvestment Plan
The Company has adopted a distribution reinvestment plan, as amended and restated (the “DRP”), through which common stockholders may elect to reinvest an amount equal to the cash distributions declared on their shares, excluding those distributions that the board of directors designates as ineligible for reinvestment through the DRP, in additional shares of the Company’s common stock in lieu of receiving cash distributions. Purchases pursuant to the DRP will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. Until the Company announces an estimated NAV per share, participants in the DRP acquire shares of common stock at a price per share equal to 95% of the then-current offering price for shares in the primary portion of an offering (whether in the primary portion of the Private Offering, the Public Offering or a follow-on primary offering and ignoring any discounts that may be available to certain categories of purchasers) or 95% of the most recent offering price in a primary offering if there is no current offering. This DRP offering price was initially $8.455 per share of common stock and increased to $8.598 effective November 19, 2015, $8.740 effective December 3, 2015, $8.835 effective February 4, 2016 and $8.930 effective March 31, 2016, in accordance with the pricing schedule for the Private Offering.
Upon the commencement of the Public Offering on April 28, 2016, the DRP offering price increased to $9.88 per Class A share and $9.50 per Class T share. Once the Company has announced an estimated NAV per share, which the Company expects to occur no later than 150 days after the second anniversary of the date on which the Company commences the Public Offering, participants in the DRP will acquire shares of common stock at a price equal to 95% of the estimated NAV per share of the Company’s common stock. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

4.	REAL ESTATE
As of September 30, 2016, the Company owned two office buildings containing 320,903 rentable square feet, which were collectively 96% occupied. The following table provides summary information regarding the properties owned by the Company as of September 30, 2016:

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Von Karman Tech Center	08/12/2015	Irvine	CA	Office	$21,305,634	$(978,288)	$20,327,346
Commonwealth Building	06/30/2016	Portland	OR	Office	73,869,771	(910,552)	72,959,219
					$95,175,405	$(1,888,840)	$93,286,565
As of September 30, 2016, the following properties represented more than 10% of the Company’s total assets:

Property	Location	Rentable Square Feet	Total Real Estate, Net	Percentage of Total Assets	Annualized Base Rent (1)	Average Annualized Base Rent per sq. ft.	Occupancy
Von Karman Tech Center	Irvine, CA	101,161	$20,327,346	16.2%	$2,277,218	$22.51	100.0%
Commonwealth Building	Portland, OR	219,742	72,959,219	58.1%	5,333,405	25.61	94.8%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of September 30, 2016, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
Operating Leases
The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of September 30, 2016, the leases had remaining terms, excluding options to extend, of up to 9.8 years with a weighted-average remaining term of 4.2 years. Some of the leases have provisions to extend the term of the leases, options for early termination for all or a part of the leased premises after paying a specified penalty, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $0.6 million and $0.2 million as of September 30, 2016 and December 31, 2015.
During the nine months ended September 30, 2016 and 2015, the Company recognized deferred rent from tenants, net of lease incentive amortization, of $0.3 million and $0.1 million, respectively. As of September 30, 2016 and December 31, 2015, the cumulative deferred rent balance was $0.5 million and $0.2 million, respectively, and is included in rents and other receivables on the accompanying balance sheets.
As of September 30, 2016, the future minimum rental income from the Company’s properties under its non-cancelable operating leases was as follows:

October 1, 2016 through December 31, 2016	$1,771,064
2017	7,085,156
2018	6,250,399
2019	5,554,550
2020	5,067,624
Thereafter	7,865,000
$33,593,793

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

As of September 30, 2016, the Company had a concentration of credit risk related to LNH, Inc., a tenant in Von Karman Tech in the computer industry, which represented 12% of the Company’s annualized base rent. The tenant individually occupied 44,892 rentable square feet or approximately 14% of the total rentable square feet of the Company’s real estate portfolio. Its lease expires on June 30, 2023, with two five-year extension options. As of September 30, 2016, the annualized base rent for this tenant was approximately $0.9 million or $20.05 per square foot. No other tenant represented more than 10% of the Company’s annualized base rent.
No material tenant credit issues have been identified at this time.
As of September 30, 2016, the Company’s real estate properties were leased to approximately 40 tenants over a diverse range of industries. The Company’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1)	Percentage of Annualized Base Rent
Professional, scientific and legal	8	$1,974,880	25.9%
Information	5	1,508,800	19.8%
Computer system design and programming	3	1,070,613	14.1%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of September 30, 2016, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
As of September 30, 2016, no other tenant industries accounted for more than 10% of annualized base rent.
Recent Acquisition
Commonwealth Building
On June 30, 2016, the Company, through an indirect wholly owned subsidiary, acquired an office building containing 219,742 rentable square feet located on approximately 0.46 acres of land in Portland, Oregon (the “Commonwealth Building”). The purchase price of the Commonwealth Building was approximately $68.5 million, net of $0.5 million of closing credits. The Company allocated the purchase price of this property to the fair value of the assets acquired and liabilities assumed. At acquisition, the Company allocated $7.3 million to land, $61.4 million to building and improvements, $5.1 million to tenant origination and absorption costs and $5.3 million to below-market lease liabilities. The intangible assets and liabilities acquired in connection with this acquisition have weighted-average amortization periods as of the date of acquisition of 4.8 years for tenant origination and absorption costs and 4.7 years for below-market lease liabilities.
The Company recorded the real estate acquisition as a business combination and expensed $1.6 million of acquisition costs related to this property for the three and nine months ended September 30, 2016, respectively. During the three and nine months ended September 30, 2016, the Company recognized $1,780,501 and $1,796,282 of total revenues, respectively and $725,558 and $732,147 of operating expenses from this property, respectively.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

5.	TENANT ORIGINATION AND ABSORPTION COSTS AND BELOW-MARKET LEASE LIABILITIES
As of September 30, 2016 and December 31, 2015, the Company’s tenant origination and absorption costs and below-market lease liabilities were as follows:

	Tenant Origination and Absorption Costs		Below-Market Lease Liabilities
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Cost	$7,121,492	$1,987,175	$(5,416,885)	$(122,143)
Accumulated Amortization	(738,500)	(144,599)	362,722	8,932
Net Amount	$6,382,992	$1,842,576	$(5,054,163)	$(113,211)
During the three and nine months ended September 30, 2016, the Company recorded $0.4 million and $0.6 million of amortization expense related to tenant origination and absorption costs, respectively, and $0.3 million and $0.4 million as an increase to rental income related to amortization of below-market lease liabilities, respectively. During the three months ended September 30, 2015 and the period from January 27, 2015 to September 30, 2015, the Company recorded $48,200 of amortization expense related to tenant origination and absorption costs and $2,977 related to below-market liabilities.

6.	NOTES PAYABLE
As of September 30, 2016, the Company’s notes payable consisted of the following:

	Book Value as of September 30, 2016	Book Value as of December 31, 2015	Contractual Interest Rate as of September 30, 2016 (1)	Effective Interest Rate at September 30, 2016 (1)	Payment Type	Maturity Date (2)
Von Karman Tech Center Mortgage Loan (3)	$11,259,839	$16,346,040	One-month LIBOR + 1.90%	2.42%	Interest Only	09/01/2020
Commonwealth Building Mortgage Loan (4)	41,000,000	—	One-month LIBOR + 2.15%	2.68%	Interest Only	07/01/2021
Notes payable principal outstanding	52,259,839	16,346,040
Deferred financing costs, net	(823,589)	(289,059)
Notes payable, net	$51,436,250	$16,056,981
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of September 30, 2016. Effective interest rate is calculated as the actual interest rate in effect at September 30, 2016 (consisting of the contractual interest rate), using interest rate indices at September 30, 2016, where applicable.
(2) Represents the maturity date as of September 30, 2016; subject to certain conditions, the maturity dates of certain loans may be extended beyond the dates shown.
(3) On April 11, 2016, the Company repaid $5.1 million of the Von Karman Tech Center Mortgage Loan principal balance. In connection with the partial repayment of the Von Karman Tech Center Mortgage Loan, the interest rate was reduced from a floating rate of 350 basis points over one-month LIBOR to a floating rate of 190 basis points over one-month LIBOR.
(4) As of September 30, 2016, $41.0 million of term debt was outstanding and $6.4 million remained available for future disbursements, subject to certain terns and conditions set for in the loan documents.
During the three and nine months ended September 30, 2016, the Company incurred $0.4 million and $0.7 million of interest expense, respectively. During the three months ended September 30, 2015 and the period from January 27, 2015 to September 30, 2015, the Company incurred $0.1 million of interest expense, of which $12,431 relates to a bridge loan from the Advisor. As of September 30, 2016 and December 31, 2015, $114,240 and $52,142 of interest expense was payable, respectively. Included in interest expense during the three and nine months ended September 30, 2016 was $46,064 and $77,034 of amortization of deferred financing costs, respectively. Included in interest expense for the three months ended September 30, 2015 and the period from January 27, 2015 to September 30, 2015 was $10,324 of amortization of deferred financing costs.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

7.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value, as defined under GAAP, is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:
Cash and cash equivalents, restricted cash, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Notes payable: The fair value of the Company’s notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
The following were the face value, carrying amount and fair value of the Company’s notes payable as of September 30, 2016 and December 31, 2015:

	September 30, 2016			December 31, 2015
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial liabilities:
Notes payable	$52,259,839	$51,436,250	$52,234,638	$16,346,040	$16,056,981	$16,556,729
Disclosure of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. The actual value could be materially different from the Company’s estimate of value.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

8.	RELATED-PARTY TRANSACTIONS
Pursuant to the Advisory Agreement, the Private Offering Dealer Manager Agreement and the Public Offering Dealer Manager Agreement, the Company is or was obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Private Offering and the Public Offering, the investment of funds in real estate and real estate-related investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is or was also obligated to reimburse the Advisor and Dealer Manager for organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, and the Company is obligated to reimburse the Advisor for acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement.
In addition, in connection with certain property acquisitions, the Company, through indirect wholly owned subsidiaries, will enter or has entered into separate Property Management Agreements with the Co-Manager, an affiliate of the Advisor.
The Company has also entered into a fee reimbursement agreement with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform.
The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
The Company, together with KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT II, Inc., the Dealer Manager, the Advisor and other KBS affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the program and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance. The insurance program was renewed and is effective through June 30, 2017.
During the nine months ended September 30, 2016 and 2015, no other business transactions occurred between the Company and KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Real Estate Investment Trust III, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the three and nine months ended September 30, 2016, three months ended September 30, 2015 and for the period from January 27, 2015 to September 30, 2015, and any related amounts payable as of September 30, 2016 and December 31, 2015.

	Incurred				Payable as of
	Three Months Ended September 30,		Nine Months Ended September 30, 2016	For the Period from January 27, 2015 to September 30, 2015
	2016	2015			September 30, 2016	December 31, 2015
Expensed
Asset management fees	$152,904	$5,596	$211,734	$5,596	$—	$—
Reimbursement of operating expenses (1)	33,220	175,368	117,581	175,368	15,122	205,276
Property management fees (2)	23,622	—	40,940	—	—	—
Real estate acquisition fees	—	428,217	1,382,637	428,217	—	—
Related party interest expense (3)	—	12,431	—	12,431	—	—
Other Arrangement
Advisor advance for cash distributions (4)	—	27,748	1,139,648	27,748	1,338,145	198,497
Additional Paid-in Capital
Selling commissions	9,550	3,250	2,995,829	3,250	—	—
Dealer manager fees	6,100	5,500	1,111,438	5,500	—	—
Stockholder servicing fees (5)	8,400	—	8,400	—	8,248	—
Reimbursable other offering costs (6)	10,540	798,329	368,865	798,329	6,293	1,030,749
	$244,336	$1,456,439	$7,377,072	$1,456,439	$1,367,808	$1,434,522
_____________________
(1) Reimbursable operating expenses primarily related to directors and officers liability insurance, legal fees, state and local taxes, accounting software and cybersecurity related expenses incurred by the Advisor under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $33,121 and $70,399 for the three and nine months ended September 30, 2016, respectively, and were the only type of employee costs reimbursed under the Advisory Agreement for the three and nine months ended September 30, 2016, respectively. The Company did not incur such costs during the three and nine months ended September 30, 2015. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers. In addition to the amounts above, the Company reimburses the Advisor for certain of the Company’s direct costs incurred from third parties that were initially paid by the Advisor on behalf of the Company.
(2) See “Real Estate Property Co-Management Agreement” below.
(3) Relates to interest expense as a result of a bridge loan from the Advisor. On August 12, 2015, in connection with the acquisition of Von Karman Tech Center, the Company borrowed $2.6 million pursuant to a bridge loan from the Advisor (the “Advisor Bridge Loan”). The principal under the promissory note bore simple interest from the date of the advance at the rate of 5% per annum. On September 3, 2015, the Company repaid $1.5 million of the Advisor Bridge Loan. On November 12, 2015, the Company paid off the remaining outstanding principal balance and interest due under the Advisor Bridge Loan of $1.1 million.
(4) See Note 2, “Summary of Significant Accounting Policies – Related Party Transactions – Advance from the Advisor.”
(5) See Note 2, “Summary of Significant Accounting Policies – Related Party Transactions – Stockholder Servicing Fee.”
(6) See Note 2, “Summary of Significant Accounting Policies – Related Party Transactions – Organization and Offering Costs” for more information related to other offering costs related to the Private Offering and Public Offering.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Real Estate Property Co-Management Agreement
In connection with its property acquisitions, the Company, through separate indirect wholly owned subsidiaries, entered into separate property management agreements (each, a “Property Management Agreement”) with KBS Management Group, LLC (the “Co-Manager”), an affiliate of the Advisor. Under each Property Management Agreement, the Co-Manager will provide certain management services related to these properties in addition to those provided by the third-party property managers. In exchange for these services, the properties will pay the Co-Manager a monthly fee equal to a percentage of the rent, payable and actually collected for the month from each of the properties. Each Property Management Agreement has an initial term of one year and will be deemed renewed for successive one-year periods provided it is not terminated. Each party may terminate the Property Management Agreement without cause on 30 days’ written notice to the other party and may terminate each Property Management Agreement for cause on 5 days’ written notice to the other party upon the occurrence of certain events as detailed in each Property Management Agreement.

Property Name	Effective Date	Annual Fee Percentage
Von Karman Tech Center	03/09/2016	1.50%
Commonwealth Building	06/30/2016	1.25%

9.	UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma information for the three and nine months ended September 30, 2016 and 2015 has been prepared to give effect to the acquisition of the Commonwealth Building as if this acquisition occurred on January 27, 2015. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had the acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2016	For the Period from January 27, 2015 to September 30, 2015
	2016	2015
Revenues	$2,269,820	$1,743,978	$6,627,429	$4,643,050
Depreciation and amortization	$969,232	$778,592	$2,885,751	$1,976,513
Net loss	$(469,516)	$(840,880)	$(1,174,959)	$(1,031,590)
The unaudited pro forma information for the three and nine months ended September 30, 2016 was adjusted to exclude $1.6 million of acquisition costs related to the Commonwealth Building incurred by the Company in 2016.

10.	COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company depends on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s property, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the property could result in future environmental liabilities.
Legal Matters
From time to time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

11.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Public Offering on April 28, 2016. As of November 4, 2016, the Company had sold 121,229 and 30,483 shares of Class A and Class T common stock in the Public Offering, respectively, for aggregate gross offering proceeds of $1.5 million. Included in these amounts were 97,003 and 208 shares of Class A and Class T common stock under its distribution reinvestment plan, respectively, for aggregate gross offering proceeds of $1.0 million.
Cash Distributions Paid
On October 3, 2016, the Company paid cash distributions of $358,492 and $530, which related to Class A and Class T cash distributions, respectively, declared for daily record dates for each day in the period from September 1, 2016 through September 30, 2016. On November 1, 2016, the Company paid cash distributions of $372,027 and $842, which related to Class A and Class T cash distributions, respectively, declared for daily record dates for each day in the period from October 1, 2016 through October 31, 2016.
On October 11, 2016, the Company’s board of directors declared cash distributions on the outstanding shares of all classes of the Company’s common stock based on daily record dates for the period from November 1, 2016 through November 30, 2016, which the Company expects to pay in December 2016. On November 9, 2016, the Company’s board of directors declared cash distributions on the outstanding shares of all classes of the Company’s common stock based on daily record dates for the period from December 1, 2016 through December 31, 2016, which the Company expects to pay in January 2017, and the period from January 1, 2017 through January 31, 2017, which the Company expects to pay in February 2017. Investors may choose to receive cash distributions or purchase additional shares through the Company’s distribution reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00136986 per share per day, reduced by (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date.
Stock Dividends Issued
On October 4, 2016, the Company issued 7,175 shares of Class A common stock and 13 shares of Class T common stock in connection with stock dividends declared for each share of common stock outstanding on September 30, 2016. On November 2, 2016, the Company issued 7,449 shares of Class A common stock and 26 shares of Class T common stock in connection with Class A and Class T stock dividends declared for each share of common stock outstanding on October 31, 2016.

KBS GROWTH & INCOME REIT, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
September 30, 2016
(unaudited)

On October 11, 2016, the Company’s board of directors declared stock dividends of 0.00082192 shares of common stock on each outstanding share of common stock to all stockholders of record as of the close of business on November 30, 2016, which the Company expects to issue in December 2016. On November 9, 2016, the Company’s board of directors declared stock dividends of 0.00084932 shares and 0.00083333 shares of common stock on each outstanding share of common stock to all stockholders of record as of the close of business on December 31, 2016 and January 31, 2017, respectively, which the Company expects to issue in January 2017 and February 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.
Second Amendment to the Advisory Agreement
On November 9, 2016, the Company entered amendment no. 2 to the advisory agreement with the Advisor. Amendment no. 2 provides that the subordinated performance fee due in certain circumstances upon termination of the Advisor will not be paid to the Advisor until investors have actually received distributions in an aggregate amount equal to the sum of their gross investment amount plus a 6.0% per year cumulative, noncompounded return.  Previously the fee was payable out of sales proceeds if hypothetical liquidation proceeds (as defined in the advisory agreement) plus distributions paid through the termination date would equal a return of investors’ gross investment amount plus a 6.0% per year cumulative, noncompounded return.  In addition, amendment no. 2 restricts the Company’s ability to pay a fee based on the performance of the portfolio to a new advisor until the Advisor has received full payment of the subordinated performance fee due upon termination.  In all other respects the terms of the advisory agreement as currently in effect remain unchanged.  The advisory agreement is effective through August 12, 2017; however, either party may terminate the advisory agreement without cause or penalty upon providing 60 days’ written notice.